Intelligent Communication Enterprise Strengthens Its Board of Directors

SINGAPORE -- (MARKET WIRE) -- 04/22/10 -- Intelligent Communication Enterprise Corporation (OTCBB: ICMC) (ICE Corp) announced today that it's on track with the restructuring of its top management team and the board of directors, with the appointment of its first non-executive Director.  Mr. Nelson Wu based in Singapore has been appointed to the Board of Directors of ICE Corp as a Non-Executive Director.

Mr. Wu is currently the General Manager for Business Development at Hin Leong Trading (Pte) Ltd, a Singapore based company involved in oil trading and logistics, and several related products and services.  Mr. Wu has previously held senior positions at CapitaLand, majority owned by Temasek Holdings and prior to that worked for the Government of Singapore.  Over the years, he has also been a member of several civic and social organizations and continues to contribute to society in this manner.  Mr. Wu has also been the President of Singapore Baseball & Softball Association since April 2008.

"We are extremely pleased that Mr. Nelson Wu is joining our Board of Directors.  Mr. Wu is a highly respected figure in the Singapore business circles and an accomplished business professional," stated Luther Jao the CEO of ICE Corp. "We are looking to significantly strengthen our top team and the Board of Directors in the coming weeks," added Mr. Jao.

About Intelligent Communication Enterprise: Intelligent Communication Enterprise Corporation (OTCBB: ICMC) (www.icecorpasia.com), headquartered in Singapore, offers a range of innovative messaging, marketing and personal identification verification security solutions using the mobile phone.  Radius-ED the messaging unit of ICE Corp operates out of its offices in Malaysia, Philippines and Singapore.  iCEsync is the brand name of ICE Corp's Location Based Services.

This news release may contain "forward-looking" statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.